CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES C-1 CONVERTIBLE PREFERRED STOCK
OF
INTERPHARM HOLDINGS, INC.

Interpharm Holdings, Inc. (the "**Company**"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "**DGCL**"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the DGCL, the Board of Directors of the Company, has adopted resolutions (a) authorizing the issuance of preferred stock, $0.01 par value per share, of the Company ("**Preferred Stock**") in one or more series and the provision of the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations and restrictions relating to the shares of each such series, and (b) has adopted resolutions (i) designating ten thousand (10,000) shares of the Company's previously authorized Preferred Stock as "Series C-1 Convertible Preferred Stock," $0.01 value per share (the "**Preferred Shares**"), and (ii) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED, that the Company is authorized to issue up to ten thousand (10,000) shares of Series C-1 Convertible Preferred Stock, $0.01 value per share, which shall have the following designations, powers, preferences, relative rights, qualifications, limitations and restrictions (with certain defined terms set forth in Section 2(a) below):

(1) Dividends. The holders of the Preferred Shares (each, a "**Holder**" and collectively, the "**Holders**") shall be entitled to receive dividends ("**Dividends**") payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter (as defined below) during the period beginning on the Initial Issuance Date and ending when no Preferred Shares remain outstanding (each, an "**Dividend Date**") with the first Dividend Date being October 1, 2006. Prior to the payment of Dividends on a Dividend Date, Dividends on the Preferred Shares shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Provided that the Equity Conditions (as defined below) are satisfied (or waived by the applicable Holder) during the period commencing twenty (20) Trading Days prior to the Dividend Date through such Dividend Date, Dividends shall be payable in shares of Common Stock ("**Dividend Shares**") or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company indicates that the Dividend will be paid in cash in the Dividend Notice (as defined below). At least twenty-five (25) Trading Days prior to the applicable Dividend Date (the

"**Dividend Notice Date**"), the Company shall provide written notice (the "**Dividend Notice**") to each Holder of Preferred Shares either indicating that the Dividend is to be paid in cash or confirming that the Dividend shall be paid in Dividend Shares and the Dividend Notice shall contain a certification that the Equity Conditions have been satisfied as of the Dividend Notice Date. The Company shall be required to provide a Dividend Notice electing to pay Dividends in cash to the extent that the Equity Conditions are not satisfied as of the Dividend Notice Date. If the Equity Conditions are not satisfied as of the Dividend Notice Date, then unless the Company has elected to pay such Dividend in cash, the Dividend Notice shall indicate that unless the Holder waives the Equity Conditions, the Dividend shall be paid in cash. If the Equity Conditions were satisfied as of the Dividend Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Dividend Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Dividend shall be paid in cash. Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the Additional Amount (as defined below) divided by (ii) the Stock Dividend Rate(as defined below). If any Dividend Shares are to be issued on a Dividend Date, then the Company shall within two (2) Business Days of the applicable Dividend Date, (X) provided that the Company's designated transfer agent (the "**Transfer Agent**") is participating in The Depository Trust Company ("**DTC**") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into the Company's common stock, par value $0.01 per share (the "**Common Stock**"), on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) "**Additional Amount**" means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii) "**ANDA**" means an Abbreviated New Drug Application which when submitted to the Food and Drug Administration's Center for Drug Evaluation and Research, Office of Generic Drugs, is accepted for review by the Food and Drug Administration.

(iii) "**Bloomberg**" means Bloomberg Financial Markets.

(iv) "**Business Day**" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(v) **"Calendar Quarter"** means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vi) **"Change of Control"** means any Fundamental Transaction other than any reorganization, recapitalization or reclassification in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities of the Company and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities.

(vii) **"Closing Bid Price"** and **"Closing Sale Price"** means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if none of the foregoing apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(vi). All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(viii) **"Conversion Amount"** means the sum of (1) the Additional Amount and (2) the Stated Value.

(ix) "**Conversion Price**" means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $1.5338, subject to adjustment as provided herein.

(x) "**Convertible Securities**" means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xi) "**Dividend Rate**" means (i) eight and one-quarter percent (8.25%) per annum and (ii) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, ten percent (10%) per annum.

(xii) "**Eligible Market**" means the Principal Market, NYSE, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

(xiii) "**Equity Conditions**" means: (i) on each day during the period beginning six months prior to the applicable date of determination and ending on and including the applicable date of determination (the "**Equity Conditions Measuring Period**"), (except as to Dividend Shares this condition (i) shall not apply prior to the earlier of the Effective Date and the Effectiveness Deadline (each as defined in the Registration Rights Agreement) (the "**Required Registration Date**"), and for purposes hereof the Equity Condition Measuring Period shall commence on the Required Registration Date) either (x) the Registration Statement (as defined in the Registration Rights Agreement, the "**Registration Statement**") filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and the exercise of Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; provided that the foregoing shall not apply as to any Dividend Shares unless a Registration Statement is required to have been filed under the terms of the Registration Rights Agreement; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Common Stock upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 2(c)(ii) hereof and Section 1(a) of the Warrants; (iv) any applicable Common Stock to be

issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof, Section 12 hereof or the rules or regulations of the applicable Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no actual knowledge of any fact that would cause (x) any Registration Statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any Common Stock issuable upon conversion of the Preferred Shares and Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xiv) "**Exchange Act**" means the Securities and Exchange Act of 1934, as amended.

(xv) "**Founders**" means (i) Maganlal K. Sutaria, any of his immediate family members and any Person affiliated with him or the immediate family members and (ii) any immediate family member of Munish K. Rametra and any Person affiliated with such immediate family members.

(xvi) "**Fundamental Transaction**" means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), (E) reorganize, recapitalize or reclassify its Common Stock or (F) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the

Exchange Act), other than the Founders, is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xvii) "**GAAP**" means United States generally accepted accounting principles, consistently applied.

(xviii) "**Indebtedness**" shall have the meaning as set forth in the Securities Purchase Agreement.

(xix) "**Initial Issuance Date**" means September 11, 2006.

(xx) "**Liquidation Event**" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxi) "**N**" means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxii) "**Net Income**" means, with respect to any Person for any applicable period, the pre-tax net income (loss) of such Person for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Net Income any non-cash charges related to the sale of the Preferred Shares.

(xxiii) "**NYSE**" means The New York Stock Exchange, Inc.

(xxiv) "**Options**" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxv) "**Parent Entity**" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxvi) "**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxvii) "**Principal Market**" means the American Stock Exchange.

(xxviii) "**Profitable**" means, with respect to any Person for any applicable period, such Person having positive Net Income for such period.

(xxix) "**Registration Rights Agreement**" means that certain registration rights agreement, dated May 15, 2006 by and among the Company and Tullis-Dickerson Capital Focus III, L.P. ("Tullis"), as amended by Amendment No. 1 thereto by and among the Company, Tullis and the initial Holder of the Preferred Shares relating to the filing of a registration statement covering the resale of the Common Stock issuable upon conversion of shares of Series B-1 Convertible Preferred Stock of the Company issued to Tullis, the Preferred Shares and exercise of warrants to purchase Common Stock issued to Tullis and the Warrants, as such agreement may be further amended from time to time as provided in such agreement.

(xxx) "**Required Holders**" means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xxxi) "**Rule 13e-3 Transaction**" means a transaction involving the Company that would be deemed a "going private transaction" under Rule 13e-3 of the Exchange Act; provided, however, that for purposes of this definition the Founders shall be deemed "affiliates" of the Company for purposes of Rule 13e-3.

(xxxii) "**SEC**" means the Securities and Exchange Commission.

(xxxiii) "**Securities Purchase Agreement**" means that certain securities purchase agreement by and among the Company and the initial Holder, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxxiv) "**Stated Value**" means $1,000 per Preferred Share.

(xxxv) "**Stock Dividend Rate**" means, with respect to any Dividend Date, that price which shall be computed as the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive trading days immediately preceding (but not including) such Dividend Date. All such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(xxxvi) "**Subscription Date**" means September 11, 2006.

(xxxvii) "**Subsidiary**" has the meaning set forth in the Securities Purchase Agreement.

(xxxviii) "**Successor Entity**" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market,

Successor Entity shall mean such Person's Parent Entity if such Parent Entity is so quoted or listed.

(xxxix) "**Trading Day**" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xl) "**Warrants**" has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(xli) "**Weighted Average Price**" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

(b) Holder's Conversion Right. Subject to the provisions of Section 5 and Section 12, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "**Conversion Rate**"):

$$\frac{\text{Conversion Amount}}{\text{Conversion Price}}$$

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Preferred Shares into Common Stock on any date (the "**Conversion Date**"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "**Conversion Notice**") to the Company and the Company's Transfer Agent and (B) if required by Section 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 14) (the "**Preferred Share Certificates**").

(ii) Company's Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the "**Share Delivery Date**"), the Company shall (A) provided the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, cause the Transfer Agent to credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, cause the Transfer Agent to issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred

Share Certificate(s) (the "**Preferred Share Delivery Date**") and at its own expense, issue and deliver to the Holder a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause, at the Company's expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv) Miscellaneous; Record Holder. The Person or Persons entitled to receive the Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert.

(A) Cash Damages. If (I) within ten (10) calendar days after the Company's receipt of a Conversion Notice the Company shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares (a "**Conversion Failure**") or (II) within ten (10) calendar days of the Company's receipt of a Preferred Share Certificate the Company shall fail to issue and deliver a new Preferred Share Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages

to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Share Delivery Date that such Preferred Share Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Share Certificate to the Holder on or prior to the Preferred Share Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Share Certificate as of the Preferred Share Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Share Delivery Date, in the case of failure to deliver a Preferred Share Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if within three (3) Business Days after the Company's receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares, and if on or after such Business Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a **"Buy-In"**), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the **"Buy-In Price"**), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the

product of (A) such number of shares of Common Stock times (B) the Closing Sale Price on the Conversion Date.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi) Pro Rata Conversion; Disputes. Subject to Section 12, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holders and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably

satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

> ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If

the Company at any time after the Subscription Date combines (by combination, reverse share split or otherwise) its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iii) Notices.

(A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3) Triggering Event.

(a) Triggering Event. A "**Triggering Event**" shall be deemed to have occurred at such time as any of the following events:

(i) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time,

of its intention not to comply, as required, with a request for conversion of any Preferred Shares into Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(ii) the Company's failure to pay to the Holder any Dividends, Redemption Price, Change of Control Redemption Price, or other amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

(iii) any event of default occurs with respect to any Indebtedness, including borrowings under the Credit and Security Agreement dated as of February 9, 2006 (the "**Credit Agreement**") with Wells Fargo Bank, National Association ("**Wells Fargo**"), under which the obligee or obligees of such Indebtedness are entitled to and do accelerate the maturity of at least an aggregate of $3,000,000 million in outstanding Indebtedness; or

(iv) the Company breaches any representation, warranty, covenant or other term or condition herein or in any Transaction Document; provided, however, that (A) in the case of a breach of a covenant or other term or condition herein or in any Transaction Document which is curable, only if such breach remains uncured for a period of at least ten (10) consecutive Business Days after the expiration of any applicable cure period and (B) in the case of any representation, warranty or covenant which is not already so qualified, the breach of the representation, warranty or covenant by the Company could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement) on the Company or on the Holder.

(as defined in the Securities Purchase Agreement).

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right to require the Company to redeem all or a portion of the Preferred Shares at a price per Preferred Share equal to the greater of (x) the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding such Triggering Event (the "**Triggering Redemption Price**").

(c) Mechanics of Redemption at Option of Buyer.

(i) Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("**Notice of Triggering Event**") to each Holder.

(ii) At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via

facsimile and overnight courier ("**Notice of Redemption at Option of Holder**") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall immediately notify each Holder by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 2(d)(vii), a Holder's Preferred Share Certificates shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 3.0% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company's redemption of any Preferred Shares under this Section 3, the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "**Void Optional Redemption Notice**"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is

delivered to the Company and (B) the lowest Weighted Average Price of the Common Shares during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Share Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Share Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4) Other Rights of Holders.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the Stated Value and Dividend Rate of the Preferred Shares held by such holder and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental

Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares.

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "**Purchase Rights**"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5) Limitation on Beneficial Ownership. To the extent that any applicable Holder does not have an affiliate that is a member of the Board of Directors of the Company, the Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% ("**Maximum Percentage**") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Likewise to the extent that any applicable Holder does not have an affiliate that is a member of the Board of Directors of the Company, the Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise of voting rights. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of shares of outstanding Common Stock as reflected in (1) the Company's most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of

any Holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such Holder and its affiliates since the date as of which such number of outstanding Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(6) Authorized Shares.

(a) Reservation. The Company shall have reserved not less than 12,000,0000 shares of its authorized, but unissued Common Stock for the conversion of Preferred Shares, the issuance of Dividend Shares and the issuance of shares of Common Stock upon exercise of all of the Warrants.. The Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock the number of shares required to be reserved by the this paragraph (without regard to any limitations on conversions) (the "**Required Amount**"). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "**Authorized Share Allocation**"). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an "**Authorized Share Failure**"), then the Company shall as promptly as practicable take use reasonable best efforts to increase the Company's authorized Common Stock to an amount sufficient to allow the Company to have available the Required Amount for the Preferred Shares then outstanding.

(7) Voting Rights.

(a) General Voting. Subject to Section 5, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder's Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder shall be entitled to receive the

same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting and shall vote as a class with the holders of Common Stock on all matters, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(b) Board Size. The authorized number of directors of the Company's Board of Directors shall initially be five (5); provided, however, that at any time following the approval of the Required Holders the authorized number of directors of the Company's Board of Directors may be increased or decreased from five (5) members.

(8) Change of Control Redemption Right. (a) No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a "**Change of Control Notice**"). In the event that the Successor Entity is not a publicly traded corporation whose common shares are quoted or listed for trading on an Eligible Market, at any time during the period (the "**Change of Control Period**") beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem prior to any payment on any Junior Shares (as defined below) all or any portion of such Holder's Preferred Shares by delivering written notice thereof ("**Change of Control Redemption Notice**") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to (the "**Change of Control Redemption Price**") the greater of (i) the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the aggregate Change of Control Transaction Consideration (as defined below) by (II) the Conversion Price . In the event that any of the Change of Control Redemption Price (as defined below) is based on any Non-Cash Consideration (as defined below) (a **"Non-Cash Change of Control")**, then the Holder shall be entitled to indicate in its Change of Control Redemption Notice (**the "Alternate Change of Control Redemption"**) that the Change of Control Redemption Price shall be equal to (i) cash in an amount equal to 110% of the Conversion Amount being redeemed, (ii) in exchange for the surrender to the Company of the Change of Control Eligible Dividend Shares(as defined below), the Change of Control Dividend Share Payment (as defined below) (the cash payments under the foregoing clauses (i) and (ii) are referred to herein as the **"Alternate Change of Control Cash Payment")** and (iii) as to the Change of Control Balance Amount(as defined below), the same form of consideration per share of Common Stock as that paid upon consummation of the Change of Control. The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "**Change of Control Redemption Date**"). To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary

prepayments. Notwithstanding anything to the contrary in this Section 8, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8(a) may be converted, in whole or in part, by the Holder into Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company's redemption of any portion of the Preferred Shares under this Section 8(a), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e) with the term "Change of Control Redemption Price" being substituted for "Redemption Price" and "Change of Control Redemption Notice" being substituted for "Notice of Redemption at Option of Holder".

For purposes of this Section 8(a), the following terms shall have the following meanings:

"**Change of Control Balance Amount**" means a number of shares of Common Stock equal to the quotient of (x) the Change of Control Share Cash Balance Amount divided by (y) Change of Control Transaction Consideration.

"**Change of Control Cash Balance Amount**" means (A) the product of (x) the Change of Control Transaction Consideration and (y) the sum of (I) the Total Dividend Shares and (II) the number of shares of Common Stock then issuable upon conversion of the applicable Conversion Amount at the then applicable Conversion Price minus (B) the Alternate Change of Control Cash Payment.

"**Change of Control Dividend Share Payment**" means a cash payment equal to the product of (x) the Change of Control Transaction Consideration and (y) the number of Change of Control Eligible Dividend Shares.

"**Change of Control Eligible Dividend Shares**" means a number of shares of Common Stock equal to the quotient of (x) the number of Dividend Shares previously issued to the Holder (the **"Total Dividend Shares"**) and (y) the Change of Control Transaction Consideration.

"**Change of Control Transaction Consideration**" means an amount per share of Common Stock equal to the cash consideration and the aggregate cash value of any non-cash consideration ("**Non-Cash Consideration**") per share of Common Stock to be paid to the holders of Common Stock upon consummation of the Change of Control (any such non-cash consideration consisting of marketable securities to be valued at the higher of the Closing Sale Price of such securities as

of the Trading Day immediately prior to or the Trading Day immediately following the public announcement of such proposed Change of Control and any other non-cash consideration to be valued in good faith by the Board of Directors of the Company).

Solely for purposes of clarification, in the event of a Non-Cash Change of Control and assuming that (a) the Non-Cash Change of Control occurs on the one year anniversary of the Issuance Date, (b) that 10,000 Preferred Shares are outstanding (such that the Conversion Amount equals $10,000,000), (c) there are no accrued but unpaid Dividends at such time, (d) Dividend Shares were issued at the Conversion Price (such that the 8.25% Dividend Rate for the first year yielded 537,880 Dividend Shares issued ($10,000,000 x 8.25%/$1.5338)), (e) solely for purposes of this example, compounding is ignored in calculating Dividends (if compounding were not ignored, the number of Dividend Shares in clause (d) would have been 554,750), (f) the Change of Control Transaction Consideration is $3 per share, and (g) the Holder elects to redeem all of its Preferred Shares (i.e., 10,000 Preferred Shares) in such Non-Cash Change of Control pursuant to the Alternate Change of Control Redemption, then the Change of Control Redemption Price shall be equal to:

(i) $11,000,000 (the Conversion Amount of $10,000,000 times 110%),

plus

(ii) in exchange for the surrender to the Company of the Change of Control Eligible Dividend Shares, which are 179,293 of the Dividend Shares of the Holder (the quotient of (x) the 537,880 Total Dividend Shares previously issued to the Holder and (y) the $3 Change of Control Transaction Consideration), $537,880 (the Change of Control Dividend Share Payment which is the product of (x) the $3 Change of Control Transaction Consideration and (y) the 179,292 Change of Control Eligible Dividend Shares),

plus

(iii) the same form of consideration per share of Common Stock as that being paid upon consummation of the Change of Control as to 3,211,675 shares of Common Stock (determined as the quotient of:

(x) the Change of Control Cash Balance Amount ($9,635,025 (determined as (A) $21,172,905 (the product of (x) the $3 Change of Control Transaction Consideration and (y) 7,057,635 (the sum of (I) the 537,880 Total Dividend Shares and (II) the 6,519,755 shares of Common Stock then issuable upon conversion of the $10,000,000 Conversion Amount at the Conversion Price of $1.5338)) minus (B) the $11,537,880 Alternate Change of Control Cash Payment (the sum of (i) $11,000,000 and $537,880))

and

(y) the $3 Change of Control Transaction Consideration).

(b) No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Rule 13e-3 Transaction, but not prior to the public announcement of such Rule 13e-3 Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a "**13e-3 Notice**"). At any time during the period (the "**13e-3 Period**") beginning after a Holder's receipt of a 13e-3 Notice and ending on the date that is twenty (20) Trading Days after the consummation of such 13e-3 Transaction, such Holder may require the Company to redeem prior to the payment of any Junior Shares all or any portion of such Holder's Preferred Shares by delivering written notice thereof ("**13e-3 Redemption Notice**") to the Company, which 13e-3 Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 8(b) shall be redeemed by the Company in cash at a price equal to the greater of (i) 110% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (I) the arithmetic average of the Closing Sale Price over the twenty Trading Day period immediately prior to consummation of such Rule 13e-3 Transaction by (II) the Conversion Price (the "**13e-3 Redemption Price**"). The Company shall made payment of the 13e-3 Redemption Price concurrently with the consummation of such 13e-3 Transaction if such a 13e-3 Redemption Notice is received prior to the consummation of such 13e-3 Transaction and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "**13e-3 Redemption Date**"). To the extent redemptions required by this Section 8(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8(b), until the 13e-3 Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8(b) may be converted, in whole or in part, by the Holder into Common Stock, or in the event the Conversion Date is after the consummation of the 13e-3 Transaction, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company's redemption of any portion of the Preferred Shares under this Section 8(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the 13e-3 Redemption Price on the 13e-3 Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e) with the term "13e-3 Redemption Price" being substituted for "Redemption Price" and "13e-3 Redemption Notice" being substituted for "Notice of Redemption at Option of Holder".

(9) <u>COMPANY'S RIGHT OF MANDATORY CONVERSION</u>

(a) Mandatory Conversion. If at any time beginning with the fiscal quarter of the Company ending on June 30, 2007, (the "**Mandatory Conversion Eligibility Date**"), (i) the Company has (A) been Profitable for two (2) consecutive fiscal quarters (not taking into account any non-cash charges related to the issuance and sale of the Preferred Shares) (each such quarter, a "**Positive Quarter**") and (B) filed 25 ANDAs including 12 from a list agreed upon by the Required Holders and the Company, and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert up to all of the Conversion Amount into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a "**Mandatory Conversion**"). The Company may exercise its right to require conversion under this Section 9(a) on one occasion by delivering within not more than two (2) Trading Days following the end of the public announcement of such second consecutive Positive Quarter a written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders of Preferred Shares and the Transfer Agent (the "**Mandatory Conversion Notice**" and the date all of the Holders received such notice by facsimile is referred to as the "**Mandatory Conversion Notice Date**"). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the "**Mandatory Conversion Date**"), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Conversion, (iii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Conversion from all of the Holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date. Notwithstanding the foregoing, the Company may not effect a Mandatory Conversion of any applicable Holder under this Section if the number of shares of Common Stock issuable upon conversion of the Preferred Shares of any Holder subject to a Mandatory Conversion would cause such Holder's beneficial ownership of the Common Stock to exceed the Maximum Percentage as set forth in Section 5.

(b) Pro Rata Conversion Requirements.

(i) If the Company elects to cause a conversion of any Conversion Amount of Preferred Shares pursuant to Section 9(a), then it must simultaneously take the same action in the same proportion with respect to all Preferred Shares.

(ii) All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 2(d) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice

with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(10) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "**Liquidation Funds**"), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company ("**Junior Shares**"), an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "**Pari Passu Shares**"), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(11) Preferred Rank. All Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The Preferred Shares shall rank pari passu with the Series B-1 Convertible Preferred Stock as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred shares that are junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred shares) of any such junior preferred shares are not on or before the date no Preferred Shares are outstanding. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(12) Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares or exercise of the Warrants if the issuance of such Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market (the "**Exchange Cap**"), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "**Purchasers**") shall be issued, in the aggregate, upon conversion of Preferred Shares or exercise of the Warrants, Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial Issuance Date (the "**Exchange Cap Allocation**"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation. In the event that any Holder shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Exchange Cap Allocation, then the difference between such Holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

(13) Protective Provisions. So long as the Investor holds at least 25% of the Preferred Shares issued on the Initial Issuance Date, in addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not:

(a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would materially adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

(b) increase or decrease (other than by conversion) the authorized number of Preferred Shares;

(c) issue any shares of Common Stock, stock appreciation rights, stock options or other equity securities to officers, directors or employees of, or consultants (that are affiliates of the Company) to, the Company in excess of 2% of the fully diluted number of shares of Common Stock on the Initial Issuance Date;

(d) issue any shares of Common Stock, stock appreciation rights, stock options or other equity securities to independent third parties (e.g., investment banks, investor relations firms, consultants that are not affiliates of the Company) in excess of 2% of the fully diluted number of shares of Common Stock on the Initial Issuance Date;

(e) pay dividends or make any other distribution on the capital stock of the Company other than (i) dividends on the Preferred Stock or (ii) solely at such time as the Company is not in breach under any Transaction Document or under the Credit Agreement, the stated dividends on the shares of Series A-1 Preferred Stock and Series B-1 Convertible Preferred Stock;

(f) except as permitted herein, purchase, repurchase or redeem any shares of capital stock of the Company, excluding shares of Common Stock repurchased from an employee, consultant, officer or director pursuant to a restricted stock purchase agreement or an equity incentive agreement with employees giving the Company the right to repurchase shares upon the termination of services;

(g) effect any voluntary liquidation, dissolution or winding up of the Company;

(h) issue any Common Stock or any securities convertible into or exchangeable for Common Stock at a price per share of Common Stock less than the Purchase Price (as defined in the Securities Purchase Agreement) (as adjusted from time to time to reflect stock slits, stock dividends, subdivisions, combinations, consolidations and other similar transactions with respect to the Common Stock);;

(i) enter into or amend any agreement with any stockholder, officer, director, any affiliate thereof or any other affiliate of the Company, other than on an arms' length basis;

(j) issue any Indebtedness that creates an obligation for the Company to repay in the aggregate more than $50 million in principal and interest;

(k) effect any acquisition of an equity interest or rights to acquire equity in any Person or assets of any Person, other than (i) a Person in which the Company owns a minority interest as of the Subscription Date and (ii) acquisitions in which the sole consideration consists of equity securities of the Company; provided, that, the value of any equity issued in accordance with clause (i) and (ii) shall not exceed $5 million in the aggregate;

(l) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares; or

(m) agree to any of the foregoing.

(14) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Company shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(15) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

(17) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words "holder of Securities" for the word "Buyer").

(19) Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(20) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(21) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the General Corporation Law of the State of Delaware, this Certificate of Designation or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the General Corporation Law of the State of Delaware. This provision is intended to comply with the applicable sections of the General Corporation Law of the State of Delaware permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(22) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(23) Redemption in Lieu of Sale. The Company may redeem the Preferred Shares in accordance with Section 4(r) of the Securities Purchase Agreement.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Cameron Reid, its Chief Executive Officer, as of the 7th day of September, 2006

INTERPHARM HOLDINGS, INC.

By: [signature]

Name: Cameron Reid

Title: Chief Executive Officer

EXHIBIT I

INTERPHARM HOLDINGS, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series C-1 Convertible Preferred Shares (the "**Certificate of Designations**") of Interpharm Holdings, Inc, a Delaware corporation (the "**Company**"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C-1 Convertible Preferred Shares, $0.01 par value per share (the "**Preferred Shares**"), of the Company, indicated below into Common Stock, par value $0.01 per share (the "**Common Stock**"), of the Company, as of the date specified below.

Date of Conversion:______________________________

Number of Preferred Shares to be converted:____________________

Share certificate no(s). of Preferred Shares to be converted:________________

Tax ID Number (If applicable): ________________________

Please confirm the following information:________________________

Conversion Price:______________________________

Number of Common Stock to be issued:______________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:________________________

____

Address: ________________________

Telephone Number: ____________________

Facsimile Number:____________________

Authorization:________________________

By:____________________
Title:____________________

Dated:

Account Number (if electronic book entry transfer):____________________

Transaction Code Number (if electronic book entry transfer):________________

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs CONTINENTAL STOCK TRANSFER & TRUST COMPANY to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [ ], 2006 from the Company and acknowledged and agreed to by CONTINENTAL STOCK TRANSFER & TRUST COMPANY.

INTERPHARM HOLDINGS, INC.

By:____________________

Name:__________________
Title:___________________